UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

WOWIO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	333-184529	27-2908187
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

9107 Wilshire Blvd., Suite 450
Beverly Hills, CA	90210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 807-8181

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.03 Material Modification to Rights of Security Holders

On August 20, 2015, the Board of Directors of the Company approved the amended and restated certificates of designation (the “Amended Certificates of Designation”) for the Company’s Series D, E , and F shares of Preferred Stock (“the Preferred Classes”). The rights, preferences, privileges, restrictions and characteristics of the Preferred Classes are detailed in the Amended Certificates of Designation to the Certificate of Formation, collectively filed hereto as an exhibit to this filing.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 14, 2015, the Board of Directors and holders of a majority of the voting rights of the Company’s capital stock approved an amendment to the Company’s Certificate of Formation (the “Amendment”) to increase the authorized shares of common stock from five billion to twenty billion. The Amendment is attached hereto as an Exhibit to this Current Report.

As noted in Item 3.03, on August 20, 2015, the Board of Directors of the Company approved the Amended Certificates of Designation. The rights, preferences, privileges, restrictions and characteristics of the Preferred Classes are detailed in the Amended Certificates of Designation to the Certificate of Formation, collectively filed hereto as an exhibit to this filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3(i)	Amended Certificate of Formation of Wowio, Inc.
3(ii)	Amended Certificates of Designation to the Certificate of Formation of Wowio, Inc. (Series D, E, and F Preferred Stock)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wowio, Inc.
Date: September 29, 2015
By: /s/ Brian Altounian
Brian Altounian, Chief Executive Officer